Exhibit 99

January 28, 2010

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER EARNINGS

Helmerich & Payne, Inc. reported net income of $63,235,000 ($0.59 per diluted share) from operating revenues of $399,843,000 for its first fiscal quarter ended December 31, 2009, compared with net income of $145,275,000 ($1.36 per diluted share) from operating revenues of $623,754,000 during last year’s first fiscal quarter ended December 31, 2008.  Included in both this year’s and last year’s first quarter net income are less than $.01 per share of gains from the sale of drilling equipment and involuntary conversion of long lived assets.

Segment operating income for U.S. land operations was $91,523,000 for this year’s first fiscal quarter, compared with $194,048,000 for last year’s first fiscal quarter and $90,137,000 for last year’s fourth fiscal quarter.  The decline as compared to last year’s first quarter was primarily a result of significantly lower activity levels in the U.S. land drilling market.  Excluding the impact of income corresponding to early contract terminations and to compensation from customers that requested delivery delays during last year’s fourth and this year’s first fiscal quarters, the average rig revenue per day declined sequentially by $295 to $22,724 for the first fiscal quarter, and the average rig margin per day only slightly declined sequentially by $45 to $11,651 for the first fiscal quarter.

Approximately $1,400 of the average rig revenue and margin per day corresponding to U.S. land operations for this year’s first fiscal quarter was a result of early contract termination revenue and of revenue related to requested delivery delays for new builds under long-term contracts.  This compares to approximately $2,850 included in the rig revenue and margin per day averages corresponding to last year’s fourth fiscal quarter for the same type of revenue.  Additional revenue of approximately $19 million corresponding to new build early terminations (all of which took place before the fourth fiscal quarter of 2009) and to requested delivery delays are expected to be recognized during the last three quarters of fiscal 2010.  At this point, the Company expects almost 50% of this amount to favorably impact revenue during the second fiscal quarter, and the remainder to favorably impact the last two quarters of fiscal 2010.

Rig utilization for the Company’s U.S. land segment was 62% for this year’s first fiscal quarter, compared with 95% for last year’s first fiscal quarter and 55% for last year’s fourth fiscal quarter.  At December 31, 2009, the Company’s U.S. land segment had 143 contracted rigs and 67 idle and available rigs.  The 143 contracted rigs included 101 rigs under term contracts, five of which were new FlexRigs®* waiting on customers that requested delivery delays.  Delayed FlexRigs do not generate revenue days and are not considered for purposes of calculating and reporting rig utilization rates.  In its U.S. land segment, the Company now expects an average of approximately 102 rigs to remain under term contracts during the second fiscal quarter, 97 during the third fiscal quarter and 87 during the fourth fiscal quarter of 2010.  The corresponding estimated annual averages for rigs already under term contracts for fiscal 2010, fiscal 2011 and fiscal 2012 are 95, 60 and 36 rigs, respectively.

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News Release

January 28, 2010

Segment operating income for the Company’s offshore operations was $15,106,000 for the first fiscal quarter of 2010, compared with $14,710,000 for last year’s first fiscal quarter and $12,023,000 for last year’s fourth fiscal quarter.  Average rig utilization of the Company’s nine platform rigs in the offshore segment was 85% for this year’s first fiscal quarter, compared with 89% during last year’s first fiscal quarter and 78% during last year’s fourth fiscal quarter.  Average rig margins per day increased to $24,936 during this year’s first fiscal quarter from $20,679 during last year’s fourth fiscal quarter.

The Company’s international land operations recorded segment operating income of $8,403,000 for this year’s first fiscal quarter, compared with operating income of $22,628,000 for the first fiscal quarter of 2009, and an operating loss of $6,252,000 for the fourth fiscal quarter of 2009.  The operating income decline as compared to last year’s first quarter is mostly attributable to the reduction in the Company’s level of activity in Venezuela from 11 to no active rigs.  The sequential quarter to quarter improvement was primarily a result of the Company’s incremental activity in Mexico and Argentina, as well as a very successful short-term project executed in Africa during the first fiscal quarter of 2010.  Average international rig utilization for the first fiscal quarter was 44%, compared with 98% during last year’s first fiscal quarter, and 41% during last year’s fourth fiscal quarter.

After the adjustments corresponding to the recent devaluation in Venezuela, the total invoiced amount by the Company that remains due from PDVSA as of January 12, 2010, is valued at approximately $57 million (U.S. currency equivalent), including approximately $46 million in invoices issued since the Company changed its revenue recognition to cash basis for its Venezuelan operation.  Invoices issued under cash basis revenue recognition include approximately $42 million in potential future revenue and approximately $4 million in non-revenue billings.  As reported in its press release dated January 12, 2010, the Company expects the recent devaluation in Venezuela to result in a currency exchange loss of approximately $20 million to be recorded in the second fiscal quarter ending March 31, 2010.  All 11 H&P rigs that formerly worked for PDVSA have completed their contract obligations and are currently idle.  The Company will continue to pursue future drilling opportunities in Venezuela for these 11 conventional rigs, but it does not expect to return to work in Venezuela until additional progress is made on pending receivable collections and on conversion of local currency to U.S. dollars.

President and CEO Hans Helmerich commented, “We are encouraged by the improvements we saw during the first fiscal quarter, particularly with the sequential increases in operating income and rig utilization in each of our markets.  Customers are signaling that their spending plans are increasing in 2010 and the Company is well positioned with the newest and most technologically advanced land rig fleet to deliver the best value in the market.  While there is still an oversupply of land rigs in the U.S., only a fraction are higher technology rigs which are clearly the preferred tool for the increasing and prolific shale projects requiring horizontal and directional drilling.”

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News Release

January 28, 2010

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of January 28, 2010, the Company’s existing fleet included 210 land rigs in the U.S., 39 international land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another three new H&P-designed and operated FlexRigs during fiscal 2010 under long-term contracts with customers.  Upon completion of these commitments, the Company’s global land fleet will include a total of 190 FlexRigs.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived on H&P’s website indicated above.

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

Juan Pablo Tardio

(918) 588-5383

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News Release

January 28, 2010

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended
	September 30	December 31
CONSOLIDATED STATEMENTS OF INCOME	2009	2009	2008
Operating revenues:
Drilling — U.S. Land	$269,088	$285,069	$475,204
Drilling — Offshore	47,278	52,290	50,488
Drilling — International	43,100	59,398	95,178
Other	2,751	3,086	2,884
	362,217	399,843	623,754

Operating costs and expenses:
Operating costs, excluding depreciation	196,997	212,693	330,928
Depreciation	63,509	62,803	54,772
General and administrative	13,606	20,844	15,148
Research and development	3,041	1,815	1,677
Gain from involuntary conversion of long-lived assets	—	—	(277)
Income from asset sales	(1,278)	(698)	(914)
	275,875	297,457	401,334

Operating income	86,342	102,386	222,420

Other income (expense):
Interest and dividend income	487	439	1,786
Interest expense	(4,443)	(4,694)	(3,700)
Other	194	15	128
	(3,762)	(4,240)	(1,786)

Income before income taxes and equity in income of affiliates	82,580	98,146	220,634

Income tax provision	31,092	34,911	81,248

Equity in income of affiliates net of income taxes	—	—	5,889
NET INCOME	$51,488	$63,235	$145,275

Earnings per common share:
Basic	$0.49	$0.60	$1.38
Diluted	$0.48	$0.59	$1.36
Average common shares outstanding:
Basic	105,464	105,575	105,249
Diluted	106,868	107,238	106,310

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News Release

January 28, 2010

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	12/31/09	9/30/09

ASSETS
Cash and cash equivalents	$153,053	$141,486
Other current assets	427,443	381,446
Total current assets	580,496	522,932
Investments	366,672	356,404
Net property, plant, and equipment	3,273,643	3,265,907
Other assets	14,803	15,781
TOTAL ASSETS	$4,235,614	$4,161,024

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$320,347	301,906
Total noncurrent liabilities	779,285	756,109
Long-term notes payable	380,000	420,000
Total shareholders’ equity	2,755,982	2,683,009

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,235,614	$4,161,024

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News Release

January 28, 2010

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Three Months Ended
	December 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2009	2008

OPERATING ACTIVITIES:
Net income	$63,235	$145,275
Depreciation	62,803	54,772
Changes in assets and liabilities	(12,200)	63,014
Gain from involuntary conversion of long-lived assets	—	(277)
Gain on sale of assets	(698)	(914)
Other	7,010	(7,291)
Net cash provided by operating activities	120,150	254,579

INVESTING ACTIVITIES:
Capital expenditures	(64,754)	(250,381)
Insurance proceeds from involuntary conversion of long-lived assets	—	277
Proceeds from sale of assets	2,486	1,411
Other	(16)	(16)
Net cash used in investing activities	(62,284)	(248,709)

FINANCING ACTIVITIES:
Dividends paid	(5,287)	(5,273)
Net increase (decrease) in bank overdraft	(2,038)	2,330
Exercise of stock options	(623)	300
Net proceeds from (payment of) notes payable and long-term debt	(40,000)	13,267
Excess tax benefit from stock-based compensation	1,649	17
Net cash provided by (used in) financing activities	(46,299)	10,641

Net increase in cash and cash equivalents	11,567	16,511
Cash and cash equivalents, beginning of period	141,486	121,513
Cash and cash equivalents, end of period	$153,053	$138,024

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News Release

January 28, 2010

	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2009	2009	2008
	(in thousands except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$269,088	$285,069	$475,204
Direct operating expenses	125,005	138,355	233,306
General and administrative expense	3,978	6,661	4,427
Depreciation	49,968	48,530	43,423
Segment operating income	$90,137	$91,523	$194,048

Revenue days	9,902	11,260	16,322
Average rig revenue per day	$25,895	$24,113	$27,066
Average rig expense per day	$11,344	$11,083	$12,246
Average rig margin per day	$14,551	$13,030	$14,820
Rig utilization	55%	62%	95%

OFFSHORE OPERATIONS
Revenues	$47,278	$52,290	$50,488
Direct operating expenses	31,423	32,576	31,762
General and administrative expense	975	1,630	1,052
Depreciation	2,857	2,978	2,964
Segment operating income	$12,023	$15,106	$14,710

Revenue days	644	700	735
Average rig revenue per day	$47,547	$52,960	$53,057
Average rig expense per day	$26,868	$28,024	$29,468
Average rig margin per day	$20,679	$24,936	$23,589
Rig utilization	78%	85%	89%

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News Release

January 28, 2010

	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2009	2009	2008
	(in thousands except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$43,100	$59,398	$95,178
Direct operating expenses	40,204	41,297	65,648
General and administrative expense	857	696	696
Depreciation	8,291	9,002	6,206
Segment operating income (loss)	$(6,252)	$8,403	$22,628

Revenue days	1,319	1,689	2,383
Average rig revenue per day	$29,406	$33,714	$36,737
Average rig expense per day	$26,162	$23,138	$24,320
Average rig margin per day	$3,244	$10,576	$12,417
Rig utilization	41%	44%	98%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$12,676	$13,560	$33,435
Offshore Operations	$8,498	$6,732	$5,466
International Land Operations	$4,312	$2,454	$7,633

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News Release

January 28, 2010

Segment operating income is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended
	September 30	December 31
	2009	2009	2008
Operating income (loss)
U.S. Land	$90,137	$91,523	$194,048
Offshore	12,023	15,106	14,710
International Land	(6,252)	8,403	22,628
Other	(2,376)	(794)	(861)
Segment operating income	$93,532	$114,238	$230,525
Corporate general & administrative	(7,796)	(11,857)	(8,973)
Other depreciation	(1,349)	(1,336)	(1,197)
Inter-segment elimination	677	643	874
Gain from involuntary conversion of long-lived assets	—	—	277
Income from asset sales	1,278	698	914
Operating income	$86,342	$102,386	$222,420

Other income (expense):
Interest and dividend income	487	439	1,786
Interest expense	(4,443)	(4,694)	(3,700)
Other	194	15	128
Total other income (expense)	(3,762)	(4,240)	(1,786)

Income before income taxes and equity in income of affiliates	$82,580	$98,146	$220,634

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